Exhibit 99

NextEra Energy, Inc. Media Line: (305) 552-3888 Jan. 27, 2012 FOR IMMEDIATE RELEASE

NextEra Energy reports 2011 fourth-quarter and full-year earnings

•	NextEra Energy generated solid results in the fourth quarter and the full year 2011

•	Florida Power & Light Company's earnings growth was driven by increased investments in the business which benefit customers

•	NextEra Energy Resources ended the year with a record backlog of contracted renewable projects

JUNO BEACH, Fla. - NextEra Energy, Inc. (NYSE: NEE) today reported 2011 fourth-quarter net income on a GAAP basis of $667 million, or $1.59 per share, compared with $263 million, or $0.63 per share, in the fourth quarter of 2010. On an adjusted basis, NextEra Energy's earnings were $395 million, or $0.93 per share, for the fourth quarter of 2011 compared with $332 million, or $0.80 per share, in the fourth quarter of 2010. Adjusted earnings exclude the mark-to-market effects of non-qualifying hedges and net other than temporary impairments (OTTI) on certain investments, as well as the loss on certain gas-fired generation assets sold in 2011, all of which relate primarily to the business of NextEra Energy Resources, LLC and its affiliated entities (“Energy Resources”).

For the full-year 2011, NextEra Energy reported net income on a GAAP basis of $1.92 billion, or $4.59 per share, compared with $1.96 billion, or $4.74 per share, in 2010. On an adjusted basis, NextEra Energy's 2011 earnings were $1.84 billion, or $4.39 per share, for the full year, compared with $1.78 billion, or $4.30 per share, in 2010.

NextEra Energy's management uses adjusted earnings, which is a non-GAAP financial measure, internally for financial planning, for analysis of performance, for reporting of results to the Board of Directors and as input in determining whether performance goals are met for performance-based compensation under the company's employee incentive compensation plans. NextEra Energy also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. NextEra Energy management believes that adjusted earnings provide a more meaningful representation of NextEra Energy's fundamental earnings power. The attachments to this news release include a reconciliation of historical adjusted earnings to net income, which is the most directly comparable GAAP measure.

“NextEra Energy delivered strong performance in the fourth quarter and overall for 2011. At Florida Power & Light, earnings growth was driven by investments in the business, including new efficient power generation, that are helping to provide our customers with the lowest bills in the state and reliability that is among the best in the country. At NextEra Energy Resources, we signed nearly 2,200 megawatts of long-term wind and solar contracts in 2011, our most ever in a single year,” said NextEra Energy Chairman and CEO Lew Hay.

Florida Power & Light Company
Fourth-quarter 2011 net income for FPL, NextEra Energy's principal rate-regulated utility subsidiary, was $216 million, or $0.51 per share, compared with $181 million, or $0.43 per share, in the prior-year quarter. For the full year, net income was $1.07 billion, or $2.55 per share, compared with $945 million, or $2.29 per share, in 2010. During 2011, the company deployed more than $3 billion in capital on projects providing significant customer benefits.

For the fourth quarter of 2011, FPL's earnings increased over the prior-year comparable quarter primarily as a result of investments in the business. FPL's fourth-quarter 2011 retail sales of electricity declined by 2.7 percent from the prior-year comparable quarter, due primarily to milder weather. Excluding the impact of weather, underlying usage rose 1.2 percent during the fourth quarter of 2011. FPL had approximately 25,000 more customers than during the prior-year comparable period of 2010.

In the fourth quarter of 2011, the Florida Public Service Commission (PSC) approved a reduction in FPL's fuel charge that, in combination with adjustments to other components of the bill, will produce a net decrease on a typical FPL customer's monthly bill in 2012 of about $2. The PSC also approved FPL's application for $196 million in cost recovery related to uprates underway at the Turkey Point and St. Lucie nuclear facilities as well as the planned construction of Turkey Point Units 6 and 7.

The main drivers of FPL's full-year 2011 earnings growth were the investments in clean and efficient power generation. For the full year, weather normalized sales were slightly positive and underlying usage was roughly flat compared to 2010.

Operationally, FPL's fossil fuel fleet set a new record for its fuel efficiency in 2011, bringing its systemwide heat rate down to 7,803 British thermal units (BTU) per kilowatt hour. The average heat rate for the industry was 10,045 BTUs per kilowatt hour for 2010, the most recent year for which data are available. Since 2001, FPL's heat rate has improved by 19 percent, resulting in more than $5.5 billion in savings for customers, including more than $650 million in 2011, as a result of increased fuel efficiency. FPL's service reliability, as measured by the System Average Interruption Duration Index, was in the top quartile of utilities nationwide in 2011. FPL's O&M expenses for all of 2011 were 1.64 cents per retail kilowatt hour sales, compared with the latest available industry average of 2.28 cents per retail kilowatt hour sales.

Earlier this month, FPL notified the PSC that it expects to ask for an increase, effective in 2013, that is currently estimated at $6.80 a month, or about 23 cents a day, on the base portion of a typical residential bill to maintain its superior performance for customers. Because of projected fuel savings resulting from investments in more efficient power generation, as well as lower fuel prices and other adjustments, the net increase that a typical residential customer would pay is currently estimated at no more than $3 a month, or about 10 cents a day.

Energy Resources
Energy Resources, the competitive energy business of NextEra Energy, reported fourth-quarter 2011 net income on a GAAP basis of $402 million, or $0.96 per share, compared with $73 million, or $0.17 per share, in the prior-year quarter. On an adjusted basis, Energy Resources' earnings were $128 million, or $0.30 per share, compared with $143 million, or $0.34 per share, in the fourth quarter of 2010. For the full-year 2011, Energy Resources reported net income on a GAAP basis of $774 million, or $1.85 per share, compared with $980 million, or $2.37 per share, in 2010. On an adjusted basis, Energy Resources' earnings were $679 million, or $1.62 per share, compared with $800 million, or $1.93 per share, for the full-year 2010.

In the fourth quarter of 2011, Energy Resources' earnings were driven primarily by a stronger wind resource from existing wind assets relative to the prior-year comparable quarter, adding approximately 580,000 megawatt hours of generation compared to the prior-year comparable quarter. This was more than offset by the negative impact of an unplanned outage and lower availability at the Seabrook Station nuclear facility.

The main drivers of Energy Resources' full-year 2011 earnings were higher wind generation from existing wind assets due to a wind resource that increased from the previous year to near average levels, as well as greater contributions from the gas infrastructure business. These were more than offset by fewer megawatts of Convertible Investment Tax Credit projects, by extended and unplanned outages as well as lower hedge prices at Seabrook Station, by lower earnings from the customer supply and proprietary trading businesses, by higher interest expense due to growth in the business, and by asset impairment charges recognized in the second quarter. Operationally, the company's non-nuclear power-generating facilities performed exceptionally well, with one of the lowest forced-outage rates the company has ever recorded.

The company also made progress during 2011 in signing power purchase agreements for the output of its wind fleet. The company entered into long-term contracts for more than 1,600 megawatts of wind power during the year with expected in-service dates through 2014. The company ended the year as the largest owner of wind generation in North America, adding approximately 380 megawatts in the year, and remains on track to add approximately 1,400 to 2,000 megawatts of new wind assets to the portfolio in 2011 and 2012.

On the solar front, the company has 940 megawatts of already-contracted solar projects expected to enter service from 2011 to 2016, including the company's 50 percent portion of the recently announced Desert Sunlight project and the recently announced McCoy photovoltaic project in California. Including all of the planned solar projects that are already under long-term contract, Energy Resources plans to invest between $2.1 billion and $2.3 billion in 2011 and 2012 and between $1.3 billion and $1.5 billion in 2013 and 2014 in solar development projects. The backlog of contracted solar opportunities is expected to begin contributing meaningfully to cash flow and earnings in 2013.

Corporate and Other
Corporate and Other's fourth-quarter 2011 contribution to earnings per share on a GAAP basis was $0.12, compared with $0.03 per share in the comparable quarter of the prior year. For the full year, Corporate and Other contributed $0.19 per share in 2011, compared with $0.08 per share in 2010.

For the full-year 2011 on an adjusted basis, Corporate and Other contributed $0.22 per share, compared with a contribution of $0.08 per share for the prior year. Corporate and Other's adjusted earnings growth was driven primarily by certain consolidated income tax adjustments.

Outlook
For 2012, NextEra Energy currently expects full-year adjusted earnings per share to be in the range of $4.35 to $4.65. It also continues to expect that adjusted earnings per share will grow at an overall average rate of 5 percent to 7 percent through 2014, from a 2011 base, which equates to a 2014 adjusted earnings per share range of $5.05 to $5.65.

NextEra Energy's adjusted earnings exclude the cumulative effect of adopting new accounting standards, the unrealized mark-to-market effect of non-qualifying hedges and net other than temporary impairment losses on securities held in NextEra Energy Resources' nuclear decommissioning funds, none of which can be determined at this time, and the loss on the five gas-fired generation assets sold during 2011. In addition, NextEra Energy's adjusted earnings expectations assume, among other things: normal weather and operating conditions; no further significant decline in the national or the Florida economy; supportive commodity markets; public policy support for wind and solar development and construction; market demand and transmission expansion to support wind and solar development; access to capital at reasonable cost and terms; no acquisitions or divestitures; no adverse litigation decisions; and no changes to federal or state tax policy or incentives. Please see the accompanying cautionary statements for a list of the risk factors that may affect future results.

As previously announced, NextEra Energy's fourth quarter and full-year earnings conference call is scheduled for 9 a.m. ET on Jan. 27, 2012. The webcast is available on NextEra Energy's website by accessing the following link, www.NextEraEnergy.com/investors. The slides and earnings release accompanying the presentation may be downloaded at www.NextEraEnergy.com/investors beginning at 7:30 a.m. ET today. For those unable to listen to the live webcast, a replay will be available for 90 days by accessing the same link as listed above.

This news release should be read in conjunction with the attached unaudited financial information.

NextEra Energy, Inc.
NextEra Energy, Inc. (NYSE: NEE) is a leading clean energy company with 2011 revenues of more than $15.3 billion, more than 41,000 megawatts of generating capacity, and approximately 15,000 employees in 24 states and Canada. Headquartered in Juno Beach, Fla., NextEra Energy's principal subsidiaries are Florida Power & Light Company, which serves approximately 4.6 million customer accounts in Florida and is one of the largest rate-regulated electric utilities in the country, and NextEra Energy Resources, LLC, which together with its affiliated entities is the largest generator in North America of renewable energy from the wind and sun. Through its subsidiaries, NextEra Energy collectively operates the third largest U.S. nuclear power generation fleet. For more information about NextEra Energy companies, visit these websites: www.NextEraEnergy.com, www.FPL.com, www.NextEraEnergyResources.com.

###

Cautionary Statements And Risk Factors That May Affect Future Results

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not statements of historical facts, but instead represent the current expectations of NextEra Energy, Inc. (NextEra Energy) and Florida Power & Light Company (FPL) regarding future operating results and other future events, many of which, by their nature, are inherently uncertain and outside of NextEra Energy's and FPL's control.  In some cases, you can identify the forward-looking statements by words or phrases such as “will,” “will likely result,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “aim,” “potential,” “projection,” “forecast,” “predict,” “goals,” “target,” “outlook,” “should,” “would” or similar words or expressions.  You should not place undue reliance on these forward-looking statements, which are not a guarantee of future performance.  The future results of NextEra Energy and FPL are subject to risks and uncertainties that could cause their actual results to differ materially from those expressed or implied in the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  effects of extensive regulation of business operations; inability to recover, in a timely manner, certain costs, a return on certain assets, or an appropriate return on capital from customers through regulated rates and cost recovery clauses; significant compliance costs and exposure to substantial monetary penalties and other sanctions as a result of federal regulatory compliance and proceedings; impact of increased governmental and regulatory scrutiny or negative publicity; risks associated with legislative and regulatory initiatives; capital expenditures, increased cost of operations and exposure to liabilities attributable to environmental laws and regulations; potential effects of federal or state laws or regulations mandating new or additional limits on the production of GHG emissions; risks of fines, closure of owned nuclear generation facilities and increased costs and capital expenditures resulting from the construction, operation and maintenance of nuclear generation facilities; failure to proceed with projects under development or inability to complete the construction of (or capital improvements to) generation, transmission, distribution or other facilities on schedule or within budget; risks involved in the operation and maintenance of power generation, transmission and distribution facilities; operating risks associated with the natural gas and oil storage and pipeline infrastructure of NextEra Energy and FPL and the use of such fuels in their generation facilities; development and operating risks affecting NextEra Energy's competitive energy business; dependence of NextEra Energy's competitive energy business on continued public policy support and government support for renewable energy (particularly wind and solar projects); credit and performance risk from customers, counterparties and vendors; risks of slower customer growth and customer usage; risks associated with severe weather and other weather conditions; effects of disruptions, uncertainty or volatility in the credit and capital markets on the ability of NextEra Energy and FPL to fund their liquidity and capital needs and to meet their growth objectives; financial and operating risks associated with the inability of NextEra Energy, FPL and NextEra Energy Capital Holdings, Inc. to maintain their current credit ratings and with the inability of their credit providers to maintain their current credit ratings or to fund their credit commitments; risks in the use of derivative contracts by NextEra Energy and FPL to manage their commodity and financial market risks, and the impact of any regulation of such derivative instruments traded in the OTC markets; effect of increased competition for acquisitions on NextEra Energy's ability successfully to identify, complete and integrate acquired businesses; inability of subsidiaries to upstream dividends or repay funds or of NextEra Energy to perform under guarantees of subsidiary obligations; effects of changes in tax laws and in judgments and estimates used to determine tax-related asset and liability amounts; risk of compromise of sensitive customer data; impact of any failure in the operational systems or infrastructure of NextEra Energy or FPL or of third parties; operating and financial effects of terrorist acts and threats and catastrophic events; availability of adequate insurance coverage for protection against significant losses; service and productivity impacts of the lack of a qualified work force, work strikes and stoppages, and increasing personnel costs; investment performance of NextEra Energy's and FPL's nuclear decommissioning trust funds and defined benefit pension plan; increasing costs associated with health care plans; and changes in market value and other risks associated with certain of NextEra Energy's and FPL's investments.  NextEra Energy and FPL discuss these and other risks and uncertainties in their annual report on Form 10-K for the year ended December 31, 2010 and other SEC filings, and this press release should be read in conjunction with such SEC filings made through the date of this press release.  The forward-looking statements made in this press release are made only as of the date of this press release and NextEra Energy and FPL undertake no obligation to update any forward-looking statements.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended December 31, 2011	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,414	$1,392	$58	$3,864

Operating Expenses
Fuel, purchased power and interchange	1,123	243	17	1,383
Other operations and maintenance	462	309	19	790
Impairment charges	—	—	—	—
Depreciation and amortization	145	178	8	331
Taxes other than income taxes and other	242	(16)	2	228
Total operating expenses	1,972	714	46	2,732

Operating Income	442	678	12	1,132

Other Income (Deductions)
Interest expense	(100)	(126)	(34)	(260)
Loss on sale of natural gas-fired generating assets	—	(3)	—	(3)
Equity in earnings of equity method investees	—	(2)	—	(2)
Allowance for equity funds used during construction	8	—	2	10
Interest income	1	6	13	20
Gains on disposal of assets - net	—	6	—	6
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(3)	—	(3)
Other - net	—	21	2	23

Total other income (deductions) - net	(91)	(101)	(17)	(209)

Income (Loss) Before Income Taxes	351	577	(5)	923
Income Tax Expense (Benefit)	135	175	(54)	256

Net Income	$216	$402	$49	$667

Reconciliation of Net Income to Adjusted Earnings:
Net Income	$216	$402	$49	$667
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	(276)	2	(274)
Loss on sale of natural gas-fired generating assets	—	1	—	1
Other than temporary impairment losses - net	—	1	—	1

Adjusted Earnings	$216	$128	$51	$395

Earnings Per Share (assuming dilution)	$0.51	$0.96	$0.12	$1.59
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	(0.66)	—	(0.66)
Loss on sale of natural gas-fired generating assets	—	—	—	—
Other than temporary impairment losses - net	—	—	—	—

Adjusted Earnings Per Share	$0.51	$0.30	$0.12	$0.93

Weighted-average shares outstanding (assuming dilution)				419

NextEra Energy Resources' (Energy Resources) financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Three Months Ended December 31, 2010	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$2,461	$897	$55	$3,413

Operating Expenses
Fuel, purchased power and interchange	1,166	267	14	1,447
Other operations and maintenance	423	310	21	754
Impairment charges	—	19	—	19
Depreciation and amortization	254	199	5	458
Taxes other than income taxes and other	247	17	2	266
Total operating expenses	2,090	812	42	2,944

Operating Income	371	85	13	469

Other Income (Deductions)
Interest expense	(91)	(128)	(27)	(246)
Loss on sale of natural gas-fired generating assets	—	—	—	—
Equity in earnings of equity method investees	—	2	—	2
Allowance for equity funds used during construction	11	—	—	11
Interest income	—	5	17	22
Gains on disposal of assets - net	—	6	—	6
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	—	—	—
Other - net	2	—	(2)	—
Total other income (deductions) - net	(78)	(115)	(12)	(205)

Income (Loss) Before Income Taxes	293	(30)	1	264
Income Tax Expense (Benefit)	112	(103)	(8)	1

Net Income	$181	$73	$9	$263

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income	$181	$73	$9	$263
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	70	(1)	69
Loss on sale of natural gas-fired generating assets	—	—	—	—
Other than temporary impairment losses - net	—	—	—	—

Adjusted Earnings	$181	$143	$8	$332

Earnings Per Share (assuming dilution)	$0.43	$0.17	$0.03	$0.63
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	0.17	—	0.17
Loss on sale of natural gas-fired generating assets	—	—	—	—
Other than temporary impairment losses - net	—	—	—	—

Adjusted Earnings Per Share	$0.43	$0.34	$0.03	$0.80

Weighted-average shares outstanding (assuming dilution)				417

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Twelve Months Ended December 31, 2011	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$10,613	$4,502	$226	$15,341

Operating Expenses
Fuel, purchased power and interchange	4,977	1,208	71	6,256
Other operations and maintenance	1,699	1,222	81	3,002
Impairment charges	—	51	—	51
Depreciation and amortization	798	736	33	1,567
Taxes other than income taxes and other	1,063	16	8	1,087
Total operating expenses	8,537	3,233	193	11,963

Operating Income	2,076	1,269	33	3,378

Other Income (Deductions)
Interest expense	(387)	(530)	(118)	(1,035)
Loss on sale of natural gas-fired generating assets	—	(151)	—	(151)
Equity in earnings of equity method investees	—	55	—	55
Allowance for equity funds used during construction	35	—	4	39
Interest income	3	23	53	79
Gains (losses) on disposal of assets - net	—	85	—	85
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(36)	—	(36)
Other - net	(5)	35	8	38
Total other income (deductions) - net	(354)	(519)	(53)	(926)

Income (Loss) Before Income Taxes	1,722	750	(20)	2,452
Income Tax Expense (Benefit)	654	(24)	(101)	529

Net Income	$1,068	$774	$81	$1,923

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income	$1,068	$774	$81	$1,923
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	(193)	3	(190)
Loss on sale of natural gas-fired generating assets	—	92	6	98
Other than temporary impairment losses - net	—	6	—	6

Adjusted Earnings	$1,068	$679	$90	$1,837

Earnings Per Share (assuming dilution)	$2.55	$1.85	$0.19	$4.59
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	(0.46)	0.01	(0.45)
Loss on sale of natural gas-fired generating assets	—	0.22	0.02	0.24
Other than temporary impairment losses - net	—	0.01	—	0.01

Adjusted Earnings Per Share	$2.55	$1.62	$0.22	$4.39

Weighted-average shares outstanding (assuming dilution)				419

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Income
(millions, except per share amounts)
(unaudited)

Twelve Months Ended December 31, 2010	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Operating Revenues	$10,485	$4,636	$196	$15,317

Operating Expenses
Fuel, purchased power and interchange	4,982	1,194	66	6,242
Other operations and maintenance	1,620	1,198	59	2,877
Impairment charges	—	19	—	19
Depreciation and amortization	1,008	759	21	1,788
Taxes other than income taxes and other	1,026	116	6	1,148
Total operating expenses	8,636	3,286	152	12,074

Operating Income	1,849	1,350	44	3,243

Other Income (Deductions)
Interest expense	(361)	(515)	(103)	(979)
Loss on sale of natural gas-fired generating assets	—	—	—	—
Equity in earnings of equity method investees	—	58	—	58
Allowance for equity funds used during construction	36	—	1	37
Interest income	—	21	70	91
Gains (losses) on disposal of assets - net	—	67	—	67
Other than temporary impairment losses on securities held in nuclear decommissioning funds	—	(16)	—	(16)
Other - net	1	4	(17)	(12)

Total other income (deductions) - net	(324)	(381)	(49)	(754)

Income (Loss) Before Income Taxes	1,525	969	(5)	2,489
Income Tax Expense (Benefit)	580	(11)	(37)	532

Net Income	$945	$980	$32	$1,957

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):
Net Income	$945	$980	$32	$1,957
Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	(176)	1	(175)
Loss on sale of natural gas-fired generating assets	—	—	—	—
Other than temporary impairment losses - net	—	(4)	—	(4)

Adjusted Earnings	$945	$800	$33	$1,778

Earnings Per Share (assuming dilution)	$2.29	$2.37	$0.08	$4.74
Adjustments:
Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	—	(0.43)	—	(0.43)
Loss on sale of natural gas-fired generating assets	—	—	—	—
Other than temporary impairment losses - net	—	(0.01)	—	(0.01)

Adjusted Earnings Per Share	$2.29	$1.93	$0.08	$4.30

Weighted-average shares outstanding (assuming dilution)				413

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2011	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric utility plant in service and other property	$31,564	$18,625	$579	$50,768
Nuclear fuel	1,005	790	—	1,795
Construction work in progress	2,601	2,068	320	4,989
Less accumulated depreciation and amortization	(10,916)	(3,914)	(232)	(15,062)
Total property, plant and equipment - net	24,254	17,569	667	42,490

Current Assets
Cash and cash equivalents	36	166	175	377
Customer receivables, net of allowances	682	663	27	1,372
Other receivables	312	268	(150)	430
Materials, supplies and fossil fuel inventory	759	311	4	1,074
Regulatory assets:
Deferred clause and franchise expenses	112	—	—	112
Derivatives	502	—	—	502
Other	80	—	4	84
Derivatives	10	585	16	611
Other	156	145	9	310
Total current assets	2,649	2,138	85	4,872

Other Assets
Special use funds	2,737	1,130	—	3,867
Other investments	4	214	689	907
Prepaid benefit costs	1,088	—	(67)	1,021
Regulatory assets:
Securitized storm-recovery costs	517	—	—	517
Other	395	—	57	452
Derivatives	2	929	42	973
Other	170	1,479	271	1,920
Total other assets	4,913	3,752	992	9,657

Total Assets	$31,816	$23,459	$1,744	$57,019

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2011	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Capitalization
Common stock	$1,373	—	$(1,369)	$4
Additional paid-in capital	5,464	6,939	(7,186)	5,217
Retained earnings	4,013	4,786	1,077	9,876
Accumulated other comprehensive income (loss)	—	(90)	(64)	(154)
Total common shareholders' equity	10,850	11,635	(7,542)	14,943
Long-term debt	7,483	5,441	7,886	20,810
Total capitalization	18,333	17,076	344	35,753

Current Liabilities
Commercial paper	330	—	1,019	1,349
Current maturities of long-term debt	50	408	350	808
Accounts payable	678	483	30	1,191
Customer deposits	541	6	—	547
Accrued interest and taxes	221	215	28	464
Derivatives	512	571	7	1,090
Accrued construction-related expenditures	261	222	35	518
Other	373	364	15	752
Total current liabilities	2,966	2,269	1,484	6,719

Other Liabilities and Deferred Credits
Asset retirement obligations	1,144	466	1	1,611
Accumulated deferred income taxes	4,593	1,323	(235)	5,681
Regulatory liabilities:
Accrued asset removal costs	2,197	—	—	2,197
Asset retirement obligation regulatory expense difference	1,640	—	—	1,640
Other	416	—	(166)	250
Derivatives	1	509	31	541
Deferral related to differential membership interests	—	1,203	—	1,203
Other	526	613	285	1,424
Total other liabilities and deferred credits	10,517	4,114	(84)	14,547

Commitments and Contingencies

Total Capitalization and Liabilities	$31,816	$23,459	$1,744	$57,019

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2010	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Property, Plant and Equipment
Electric utility plant in service and other property	$29,519	$18,912	$410	$48,841
Nuclear fuel	729	810	—	1,539
Construction work in progress	2,175	1,582	84	3,841
Less accumulated depreciation and amortization	(10,871)	(4,073)	(202)	(15,146)
Total property, plant and equipment - net	21,552	17,231	292	39,075

Current Assets
Cash and cash equivalents	20	165	117	302
Customer receivables, net of allowances	710	770	29	1,509
Other receivables	395	526	152	1,073
Materials, supplies and fossil fuel inventory	505	342	10	857
Regulatory assets:
Deferred clause and franchise expenses	368	—	—	368
Derivatives	236	—	—	236
Other	76	—	6	82
Derivatives	8	446	52	506
Other	137	164	24	325
Total current assets	2,455	2,413	390	5,258

Other Assets
Special use funds	2,637	1,106	(1)	3,742
Other investments	4	276	691	971
Prepaid benefit costs	1,035	—	224	1,259
Regulatory assets:
Securitized storm-recovery costs	581	—	—	581
Other	293	—	36	329
Derivatives	1	513	75	589
Other	140	850	200	1,190
Total other assets	4,691	2,745	1,225	8,661

Total Assets	$28,698	$22,389	$1,907	$52,994

NextEra Energy, Inc.
Preliminary Condensed Consolidated Balance Sheets
(millions)
(unaudited)

December 31, 2010	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Capitalization
Common stock	$1,373	—	$(1,369)	$4
Additional paid-in capital	5,054	7,730	(7,366)	5,418
Retained earnings	3,364	4,012	1,497	8,873
Accumulated other comprehensive income (loss)	—	127	39	166
Total common shareholders' equity	9,791	11,869	(7,199)	14,461
Long-term debt	6,682	4,864	6,467	18,013
Total capitalization	16,473	16,733	(732)	32,474

Current Liabilities
Commercial paper	101	—	788	889
Current maturities of long-term debt	45	391	1,484	1,920
Accounts payable	554	559	11	1,124
Customer deposits	628	6	—	634
Accrued interest and taxes	311	325	(174)	462
Derivatives	245	285	6	536
Accrued construction-related expenditures	183	180	8	371
Other	441	402	125	968

Total current liabilities	2,508	2,148	2,248	6,904

Other Liabilities and Deferred Credits
Asset retirement obligations	1,083	556	—	1,639
Accumulated deferred income taxes	3,835	1,236	38	5,109
Regulatory liabilities:
Accrued asset removal costs	2,244	—	—	2,244
Asset retirement obligation regulatory expense difference	1,592	—	—	1,592
Other	377	—	46	423
Derivatives	—	229	14	243
Deferral related to differential membership interests	—	949	—	949
Other	586	538	293	1,417
Total other liabilities and deferred credits	9,717	3,508	391	13,616

Commitments and Contingencies

Total Capitalization and Liabilities	$28,698	$22,389	$1,907	$52,994

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Twelve Months Ended December 31, 2011	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$1,068	$774	$81	$1,923
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	798	736	33	1,567
Nuclear fuel amortization	147	130	—	277
Loss on sale of natural gas-fired generating assets	—	151	—	151
Impairment charges	—	51	—	51
Unrealized (gains) losses on marked to market energy contracts	—	(276)	5	(271)
Deferred income taxes	675	151	(273)	553
Cost recovery clauses and franchise fees	181	—	—	181
Changes in prepaid option premiums and derivative settlements	—	(11)	—	(11)
Equity in earnings of equity method investees	—	(55)	—	(55)
Distributions of earnings from equity method investees	—	95	—	95
Allowance for equity funds used during construction	(35)	—	(4)	(39)
Gains on disposal of assets - net	—	(85)	—	(85)
Other than temporary impairment losses on securities held in
nuclear decommissioning funds	—	36	—	36
Changes in operating assets and liabilities:
Customer receivables	28	63	2	93
Other receivables	37	(67)	86	56
Materials, supplies and fossil fuel inventory	(254)	(60)	6	(308)
Other current assets	(20)	(13)	—	(33)
Other assets	(52)	(45)	42	(55)
Accounts payable	(49)	(43)	(5)	(97)
Customer deposits	(88)	—	1	(87)
Margin cash collateral	—	81	—	81
Income taxes	(215)	(122)	399	62
Interest and other taxes	(21)	22	11	12
Other current liabilities	32	(11)	(18)	3
Other liabilities	(60)	(101)	(14)	(175)
Other - net	73	32	44	149
Net cash provided by (used in) operating activities	2,245	1,433	396	4,074

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Twelve Months Ended December 31, 2011	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Investing Activities
Capital expenditures of FPL	(3,137)	—	—	(3,137)
Independent power and other investments of NextEra Energy Resources	—	(2,560)	—	(2,560)
Cash grants under the American Recovery and Reinvestment Act of 2009	218	406	—	624
Funds received from a spent fuel settlement	57	16	—	73
Nuclear fuel purchases	(365)	(173)	—	(538)
Other capital expenditures	—	—	(352)	(352)
Sale of independent power investments	—	1,204	—	1,204
Loan proceeds restricted for construction	—	(554)	—	(554)
Proceeds from sale or maturity of securities in special use funds	3,014	1,359	—	4,373
Purchases of securities in special use funds	(3,077)	(1,388)	—	(4,465)
Proceeds from sale or maturity of other securities	—	—	488	488
Purchases of other securities	—	—	(515)	(515)
Other - net	31	32	17	80
Net cash provided by (used in) investing activities	(3,259)	(1,658)	(362)	(5,279)

Cash Flows From Financing Activities
Issuances of long-term debt	840	1,566	1,505	3,911
Retirements of long-term debt	(45)	(839)	(1,237)	(2,121)
Proceeds from sale of differential membership interests	—	466	—	466
Payments to differential membership investors	—	(100)	—	(100)
Net change in short-term debt	229	—	231	460
Issuances of common stock - net	—	—	48	48
Repurchases of common stock	—	—	(375)	(375)
Dividends on common stock	—	—	(920)	(920)
Dividends & capital distributions from (to) NextEra Energy, Inc. - net	10	(792)	782	—
Other - net	(4)	(75)	(10)	(89)
Net cash provided by (used in) financing activities	1,030	226	24	1,280

Net increase (decrease) in cash and cash equivalents	16	1	58	75
Cash and cash equivalents at beginning of period	20	165	117	302

Cash and cash equivalents at end of period	$36	$166	$175	$377

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Twelve Months Ended December 31, 2010	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Operating Activities
Net income (loss)	$945	$980	$32	$1,957
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,008	759	21	1,788
Nuclear fuel amortization	137	148	—	285
Loss on sale of natural gas-fired generating assets	—	—	—	—
Impairment charges	—	19	—	19
Unrealized (gains) losses on marked to market energy contracts	—	(387)	1	(386)
Deferred income taxes	419	293	(201)	511
Cost recovery clauses and franchise fees	(629)	—	—	(629)
Changes in prepaid option premiums and derivative settlements	—	86	—	86
Equity in earnings of equity method investees	—	(58)	—	(58)
Distribution of earnings from equity method investees	—	74	—	74
Allowance for equity funds used during construction	(36)	—	(1)	(37)
Gains on disposal of assets - net	—	(67)	—	(67)
Other than temporary impairment losses on securities held in
nuclear decommissioning funds	—	16	—	16
Changes in operating assets and liabilities:
Customer receivables	127	(190)	(10)	(73)
Other receivables	(43)	10	4	(29)
Materials, supplies and fossil fuel inventory	23	4	(5)	22
Other current assets	(25)	(20)	(7)	(52)
Other assets	40	18	(16)	42
Accounts payable	51	118	10	179
Customer deposits	22	(1)	—	21
Margin cash collateral	(5)	66	—	61
Income taxes	(129)	(47)	232	56
Interest and other taxes	7	(6)	(4)	(3)
Other current liabilities	22	29	25	76
Other liabilities	(21)	(44)	2	(63)
Other - net	21	3	14	38
Net cash provided by (used in) operating activities	1,934	1,803	97	3,834

NextEra Energy, Inc.
Preliminary Condensed Consolidated Statements of Cash Flows
(millions)
(unaudited)

Twelve Months Ended December 31, 2010	Florida Power & Light	Energy Resources	Corporate & Other	NextEra Energy, Inc.
Cash Flows From Investing Activities
Capital expenditures of FPL	(2,605)	—	—	(2,605)
Independent power and other investments of NextEra Energy Resources	—	(2,899)	—	(2,899)
Cash grants under the American Recovery and Reinvestment Act of 2009	161	428	(1)	588
Funds received from a spent fuel settlement	32	12	—	44
Nuclear fuel purchases	(101)	(173)	—	(274)
Other capital expenditures	—	—	(68)	(68)
Sale of independent power investments	—	—	—	—
Loan proceeds restricted for construction	—	—	—	—
Proceeds from sale or maturity of securities in special use funds	5,079	1,647	—	6,726
Purchases of securities in special use funds	(5,160)	(1,675)	—	(6,835)
Proceeds from sale or maturity of other securities	—	—	721	721
Purchases of other securities	—	—	(714)	(714)
Other - net	33	18	(19)	32
Net cash provided by (used in) investing activities	(2,561)	(2,642)	(81)	(5,284)

Cash Flows From Financing Activities
Issuances of long-term debt	924	1,231	1,569	3,724
Retirements of long-term debt	(42)	(357)	(370)	(769)
Proceeds from sale of differential membership interests	—	261	—	261
Payments to differential membership investors	—	—	—	—
Net change in short-term debt	(717)	—	(413)	(1,130)
Issuances of common stock - net	—	—	308	308
Repurcahses of common stock	—	—	—	—
Dividends on common stock	—	—	(823)	(823)
Dividends & capital distributions from (to) NextEra Energy, Inc. - net	410	(193)	(217)	—
Other - net	(11)	(56)	10	(57)
Net cash provided by (used in) financing activities	564	886	64	1,514

Net increase (decrease) in cash and cash equivalents	(63)	47	80	64
Cash and cash equivalents at beginning of period	83	118	37	238

Cash and cash equivalents at end of period	$20	$165	$117	$302

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

NextEra Energy, Inc.
Preliminary Earnings Per Share Contributions
(assuming dilution)
(unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year-To-Date
NextEra Energy, Inc. - 2010 Earnings Per Share	$1.36	$1.01	$1.74	$0.63	$4.74

Florida Power & Light - 2010 Earnings Per Share	$0.47	$0.64	$0.74	$0.43	$2.29
Allowance for funds used during construction	0.01	0.01	(0.01)	—	0.01
Cost recovery clause results, primarily solar and nuclear uprates	0.01	0.02	0.02	0.02	0.08
Rate base growth and other	0.01	0.06	0.09	0.06	0.20
Share dilution	(0.01)	(0.01)	(0.01)	—	(0.03)

Florida Power & Light - 2011 Earnings Per Share	0.49	0.72	0.83	0.51	2.55

NextEra Energy Resources - 2010 Earnings Per Share	0.89	0.38	0.93	0.17	2.37
New investments	—	0.03	(0.06)	(0.03)	(0.06)
Existing assets	0.10	—	—	(0.03)	0.06
Gas infrastructure	—	—	0.05	0.01	0.06
Customer supply businesses & proprietary power & gas trading	(0.07)	(0.01)	(0.13)	(0.01)	(0.22)
Asset sales	(0.03)	(0.01)	—	—	(0.04)
Impairment and other charges	—	(0.08)	—	0.03	(0.06)
Non-qualifying hedges impact	(0.71)	0.28	(0.37)	0.83	0.03
Loss on sale of natural gas-fired generating assets	—	—	(0.22)	—	(0.22)
Change in other than temporary impairment losses - net	(0.01)	0.02	(0.03)	—	(0.02)
Other, including interest expense	0.01	(0.03)	—	(0.01)	(0.02)
Share dilution	(0.02)	(0.01)	(0.01)	—	(0.03)

NextEra Energy Resources - 2011 Earnings Per Share	0.16	0.57	0.16	0.96	1.85

Corporate and Other - 2010 Earnings Per Share	—	(0.01)	0.07	0.03	0.08
FPL FiberNet	—	—	—	—	0.01
Loss on sale of natural gas-fired generating assets	—	—	(0.01)	—	(0.02)
Non-qualifying hedges impact	—	—	—	(0.01)	(0.01)
Other, including interest expense, interest income and consolidating income tax benefits or expenses	(0.01)	0.10	(0.07)	0.10	0.14
Share dilution	—	—	(0.01)	—	(0.01)

Corporate and Other - 2011 Earnings Per Share	(0.01)	0.09	(0.02)	0.12	0.19

NextEra Energy, Inc. - 2011 Earnings Per Share	$0.64	$1.38	$0.97	$1.59	$4.59

Energy Resources' financial statements include non-utility interest expense on a deemed capital structure of 70% debt and allocated shared service costs. For interest allocation purposes, the deferred credit associated with differential membership interests sold by Energy Resources subsidiaries is included with debt. Residual non-utility interest expense is included in Corporate & Other.

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

The sum of the quarterly amounts may not equal the total for the year due to rounding.

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)

December 31, 2011
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	4.85	2/1/2013	$400	—	$400
First Mortgage Bonds	5.55	11/1/2017	300	—	300
First Mortgage Bonds	5.85	2/1/2033	200	—	200
First Mortgage Bonds	5.95	10/1/2033	300	—	300
First Mortgage Bonds	5.63	4/1/2034	500	—	500
First Mortgage Bonds	5.65	2/1/2035	240	—	240
First Mortgage Bonds	4.95	6/1/2035	300	—	300
First Mortgage Bonds	5.40	9/1/2035	300	—	300
First Mortgage Bonds	6.20	6/1/2036	300	—	300
First Mortgage Bonds	5.65	2/1/2037	400	—	400
First Mortgage Bonds	5.85	5/1/2037	300	—	300
First Mortgage Bonds	5.95	2/1/2038	600	—	600
First Mortgage Bonds	5.96	4/1/2039	500	—	500
First Mortgage Bonds	5.69	3/1/2040	500	—	500
First Mortgage Bonds	5.25	2/1/2041	400	—	400
First Mortgage Bonds	5.13	6/1/2041	250	—	250
First Mortgage Bonds	4.13	2/1/2042	600	—	600
Total First Mortgage Bonds			6,390	—	6,390
Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	2/1/2023	15	—	15
St. Lucie Solid Waste Disposal	VAR	5/1/2024	79	—	79
Total Revenue Refunding Bonds			94	—	94
Pollution Control Bonds:
Dade	VAR	4/1/2020	9	—	9
Martin	VAR	7/15/2022	96	—	96
Jacksonville	VAR	9/1/2024	46	—	46
Manatee	VAR	9/1/2024	17	—	17
Putnam	VAR	9/1/2024	5	—	5
Jacksonville	VAR	5/1/2027	28	—	28
St. Lucie	VAR	9/1/2028	242	—	242
Jacksonville	VAR	5/1/2029	52	—	52
Total Pollution Control Bonds			495	—	495
Industrial Bonds - Dade	VAR	6/1/2021	46	—	46
Storm Securitization Bonds:
Storm Securitization Bonds	5.04	8/1/2013	98	48	50
Storm Securitization Bonds	5.13	8/1/2015	100	—	100
Storm Securitization Bonds	5.26	8/1/2019	288	—	288
Total Storm Securitization Bonds			486	48	438
Water and Sewer Revenue Bonds	4.00 - 5.25	10/1/2040	56	2	54
Unamortized discount			(34)	—	(34)
Total Long-Term Debt			7,533	50	7,483
Commercial Paper			330	330	—
TOTAL DEBT - FLORIDA POWER & LIGHT			7,863	380	7,483

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)

December 31, 2011
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
Capital Holdings Without NextEra Energy Resources
Debentures:
Debentures	5.35	6/17/2013	250	—	250
Debentures	2.55	11/15/2013	250	—	250
Debentures	2.60	9/1/2015	400	—	400
Debentures	7.88	12/15/2015	450	—	450
Debentures	7.88	12/15/2015	50	—	50
Debentures	6.00	3/1/2019	500	—	500
Debentures	4.50	6/1/2021	400	—	400
Debentures, related to NextEra Energy's equity units	8.38	6/1/2014	350	—	350
Debentures, related to NextEra Energy's equity units	7.00	9/1/2015	402	—	402
Debentures (Junior Subordinated)	5.88	3/15/2044	309	—	309
Debentures (Junior Subordinated)	6.35	10/1/2066	339	—	339
Debentures (Junior Subordinated)	6.60	10/1/2066	350	—	350
Debentures (Junior Subordinated)	6.65	6/15/2067	380	—	380
Debentures (Junior Subordinated)	7.30	9/1/2067	250	—	250
Debentures (Junior Subordinated)	7.45	9/1/2067	350	—	350
Debentures (Junior Subordinated)	8.75	3/1/2069	375	—	375
Floating Debenture	VAR	11/9/2012	200	200	—
Total Debentures			5,605	200	5,405
Term Loans:
Term Loans	VAR	6/4/2012	150	150	—
Term Loans	VAR	6/1/2014	442	—	442
Term Loans	VAR	9/7/2013	50	—	50
Term Loans	VAR	9/30/2013	50	—	50
Term Loans	VAR	4/1/2013	100	—	100
Term Loans	VAR	4/1/2013	100	—	100
Term Loans	VAR	3/25/2014	100	—	100
Term Loans	VAR	9/16/2014	200	—	200
Term Loans	VAR	9/1/2016	50	—	50
Term Loans	VAR	9/12/2013	100	—	100
Term Loans	VAR	3/14/2013	150	—	150
Term Loans	VAR	3/19/2013	100	—	100
Term Loans	VAR	9/30/2013	75	—	75
Term Loans	VAR	9/29/2013	100	—	100
Term Loans	VAR	3/25/2014	100	—	100
Term Loans	VAR	11/18/2016	108	—	108
Term Loans	VAR	9/30/2030	130	—	130
Total Term Loans			2,105	150	1,955
Senior Secured Bonds - Pipeline Funding			500	—	500
Fair value swaps			32	—	32
Unamortized discount			(6)	—	(6)
Total Long-Term Debt			8,236	350	7,886
Commercial Paper			1,019	1,019	—
TOTAL DEBT - CAPITAL HOLDINGS, WITHOUT NEXTERA ENERGY RESOURCES			9,255	1,369	7,886

NextEra Energy, Inc.
Preliminary Long-Term Debt and Commercial Paper
(millions)
(unaudited)

December 31, 2011
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion
NextEra Energy Resources
Senior Secured Bonds:
Senior Secured Bonds	6.88	6/27/2017	43	12	31
Senior Secured Bonds	6.13	3/25/2019	49	10	39
Senior Secured Bonds	6.64	6/20/2023	176	24	152
Senior Secured Bonds	5.61	3/10/2024	219	30	189
Total Senior Secured Bonds			487	76	411
Senior Secured Notes:
Senior Secured Notes	7.50	12/19/2013	144	13	131
Senior Secured Notes	7.26	7/20/2015	125	—	125
Senior Secured Notes	6.31	7/10/2017	290	—	290
Senior Secured Notes	7.59	7/10/2018	509	16	493
Senior Secured Notes	7.11	6/28/2020	77	10	67
Senior Secured Notes	6.61	7/10/2027	35	—	35
Senior Secured Notes	6.56	3/24/2030	302	6	296
Senior Secured Notes	6.67	1/10/2031	131	13	118
Senior Secured Notes	6.25	2/8/2031	82	1	81
Senior Secured Notes	6.96	7/10/2037	250	—	250
Limited-recourse Senior Secured Notes	7.51	7/20/2021	13	1	12
Total Senior Secured Bonds			1,958	60	1,898
Other Debt:
Other Debt	VAR	12/31/2012	39	39	—
Other Debt	Fixed & VAR	12/15/2013	172	—	172
Other Debt	Fixed & VAR	4/30/2015	45	—	45
Other Debt	Fixed & VAR	2/28/2015	56	16	40
Other Debt	Fixed & VAR	4/27/2014	16	16	—
Other Debt	Fixed & VAR	10/31/2016	70	9	61
Other Debt	VAR	12/30/2016	309	32	277
Other Debt	Fixed & VAR	5/17/2017	282	27	255
Other Debt	VAR	12/31/2017	42	9	33
Other Debt	8.01	12/31/2018	2	—	2
Other Debt	Fixed & VAR	11/30/2019	150	27	123
Other Debt	Fixed & VAR	1/31/2022	364	50	314
Other Debt	VAR	12/31/2023	78	6	72
Other Debt	6.50	12/31/2025	32	1	31
Other Debt	Fixed & VAR	1/29/2027	239	12	227
Other Debt	Fixed & VAR	9/29/2028	289	13	276
Other Debt	Fixed & VAR	12/31/2029	234	15	219
Other Debt	Fixed & VAR	12/31/2030	279	—	279
Other Debt	4.13	2/15/2038	702	—	702
Capital Lease		3/31/2040	4	—	4
Total Other Debt			3,404	272	3,132
Unamortized discount			—	—	—
TOTAL NEXTERA ENERGY RESOURCES DEBT			5,849	408	5,441
TOTAL DEBT CAPITAL HOLDINGS INCLUDING NEXTERA ENERGY RESOURCES			15,104	1,777	13,327
TOTAL DEBT NEXTERA ENERGY, INC.			$22,967	$2,157	$20,810

May not agree to financial statements due to rounding.

NextEra Energy, Inc.
Preliminary Schedule of Total Debt and Equity
(millions)
(unaudited)

December 31, 2011	Per Books	Adjusted [1]
Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$2,353	$1,177
Debentures, related to NextEra Energy's equity units	752	752
Project debt:
Natural gas-fired assets	586
Wind assets	3,310
Hydro assets	700
Solar	702
Storm Securitization Debt	486
Pipeline Funding	500
Waste Water Bonds	57
Other long-term debt, including current maturities and commercial paper[3]	13,521	13,521
Total debt per Balance Sheet	22,967	15,450
Junior Subordinated Debentures[2]		1,176
Debentures, related to NextEra Energy's equity units		752
Common shareholders' equity	14,943	14,943
Total capitalization, including debt due within one year	$37,910	$32,321

Debt ratio	61%	48%

December 31, 2010	Per Books	Adjusted [1]
Long-term debt, including current maturities and
commercial paper
Junior Subordinated Debentures[2]	$2,353	$1,177
Debentures, related to NextEra Energy's equity units	753	350
Project debt:
Natural gas-fired assets	1,124
Wind assets	3,287
Hydro assets	700
Storm Securitization Debt	531
Pipeline Funding	500
Waste Water Bonds	57
Other long-term debt, including current maturities and commercial paper[3]	11,517	11,517
Total debt	20,822	13,044
Junior Subordinated Debentures[2]		1,176
Debentures, related to NextEra Energy's equity units		753
Common shareholders' equity	14,461	14,461
Total capitalization, including debt due within one year	$35,283	$29,434

Debt ratio	59%	44%

1
Ratios exclude impact of imputed debt for purchase power obligations. Including the impact of imputed debt for purchase power obligations the adjusted debt ratio would be 46% and 47% for December 31, 2011 and December 31, 2010 respectively.

2	Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures).
3	Includes premium and discount on all debt issuances.

Florida Power & Light Company
Statistics
(unaudited)

	Quarter		Year-to-Date

Periods Ended December 31	2011	2010	2011	2010

Energy sales (million kwh)
Residential	11,923	12,730	54,642	56,343
Commercial	10,891	10,960	45,052	44,544
Industrial	746	766	3,086	3,130
Public authorities	136	135	548	539
Increase (decrease) in unbilled sales	(555)	(884)	230	447
Total retail [1]	23,141	23,707	103,558	105,003
Electric utilities	491	490	2,164	2,145
Interchange power sales	174	290	940	830
Total	23,806	24,487	106,662	107,978

Average price (cents/kwh) [2]
Residential	10.64	10.50	10.65	10.08
Commercial	9.18	9.06	9.09	8.61
Industrial	7.45	7.29	7.40	6.85
Total	9.82	9.72	9.83	9.34

Average customer accounts (000's)
Residential	4,028	4,008	4,027	4,004
Commercial	509	505	508	504
Industrial	9	9	9	9
Other	4	3	3	3

Total	4,550	4,525	4,547	4,520

End of period customer accounts (000's)	DEC 2011	DEC 2010
Residential	4,032	4,010
Commercial	509	505
Industrial	9	9
Other	4	3
Total	4,554	4,527

1 Includes one extra day and three extra days for quarter and year-to-date 2011, respectively as a result of a shift from a fiscal month to a calendar month.
2 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2011	Normal	2010

Three Months Ended December 31
Cooling degree-days	291	317	263
Heating degree-days	47	119	316
Twelve Months Ended December 31
Cooling degree-days	2,161	1,957	2,041
Heating degree-days	276	390	914

Cooling degree days for the periods above use a 72 degree base temperature and heating degree days use a 66 degree base temperature.